Exhibit 99.2

News release “Safeco Announces Board of Directors Changes” dated February 5, 2008.

Safeco Announces Board of Directors Changes

CEO Reynolds to Become Chairman

SEATTLE — (Feb. 5, 2008) — Safeco (NYSE: SAF) announced today that Paula Rosput Reynolds, Safeco’s president and chief executive officer, will be appointed chairman of the company’s board of directors effective with the next annual meeting, scheduled for May 7, 2008. Reynolds joined Safeco in January 2006. Reynolds’ appointment follows the indication by Joseph W. “Jay” Brown that he intends to step down as non-executive chairman at that time. Brown, who has been a member of the Safeco board since 2001, will continue in that role.

Robert Cline, who currently serves as chair of the Audit Committee, will become lead director effective with the annual meeting. Cline will have completed five years as chairman of Safeco’s Audit Committee at that time and will be replaced as chairman of the Audit Committee by Peter L. S. Currie, who has been a director of Safeco since 2005. Cline is the retired chairman and chief executive officer of Airborne, Inc., and served as Safeco’s lead director previously from 2004 to 2005.

Separately, Maria Eitel will step down as a board member following the May shareholder meeting to focus on a new endeavor in her role as president of the Nike Foundation. The foundation has initiated a program aimed at promoting causes to support girls’ development, enrichment and empowerment around the world.

Yesterday, Safeco announced the addition of Gerardo Lopez to its board. Lopez is president of Starbucks’ Global Consumer Products and Food Services Group. He is also chief executive for Starbucks’ Seattle’s Best Coffee retail operation.

Safeco, in business since 1923, is a Fortune 500 property and casualty insurance company based in Seattle. The company sells insurance to drivers, home owners, and owners of small- and mid-sized businesses principally through a national network of independent agents and brokers. Safeco is also one of the nation’s leaders in the sale and service of surety bonds.

SOURCE: Safeco

Contact: Safeco Investor Relations

Karin G. Van Vleet, 206-473-5570

Contact: Safeco Media Relations

Paul Hollie, 206-473-5745, pauhol@safeco.com

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